<Stamped with the seal of
                                                    Secretary of State of Utah
                                                    As received on Jan 5 1954>

                 GARDEN & LAWN EQUIPMENT COMPANY

We, the undersigned, for the purpose of forming a corporation under the laws of the State of Utah, do hereby associate ourselves and agree as follows, to-wit:

ARTICLE I

The name of this corporation hereby formed shall be "Garden & Lawn Equipment Company".

ARTICLE II

This corporation is hereby organized at Salt Lake City, Salt Lake County, State of Utah.

ARTICLE III

The names of the incorporators and their respective places of residence are as follows, to-wit:

 Name                                             Address

 W. A. McCormick                              Salt Lake City, Utah
 Pam G. McCormick                             Salt Lake City, Utah
 W. W. McCormick                              Salt Lake City, Utah
 Louis* M. McCormick                          Salt Lake City, Utah
 L. H. Keeler                                 Salt Lake City, Utah

ARTICLE IV

This corporation shall exist for One hundred years unless sooner dissolved according to law.

ARTICLE V

The general nature of the business of this corporation shall be to buy, and to sell and distribute, both wholesale and retail, all kinds of powered equipment and garden and lawn accessories; to buy, lease, acquire, hold, own, sell, let, or otherwise dispose of such property, both real and personal, as is necessary to carry an the above stated business; to make and enter into contracts of every kind and nature incidental to the aforesaid business with any individual, firm, association, or corporation, private, public, or municipal, and with the government or public authorities of the United States or any state or division thereof; to do any and all of the things hereinabove set forth and such other things as are incidental or conducive to the attainment of the above business objects.

ARTICLE VI

The principal place of business of this corporation @hall. be at 1626 South State Street, Salt Lake City, Utah, but business, finance, and transfer offices may be established by the Board of Directors, and business may be transacted at any place or places in the United States, and meetings of the Board of Directors may be held for the transaction of any business of the corporation at such places outside of the State of Utah and elsewhere within said state than at its principal place of business as the Board of Directors may by resolution or by by-law provide.

ARTICLE VII

The amount of stock each party has subscribed is an follows:

Name                    Amount of Stock

W. A. McCormick         497 shares
W. W. McCormick         497 shares
Erma G. McCormick       2 shares
Louise M. McCormick     2 shares
L. H. Kesler            2 shares

                  TOTAL 1,000 shares

ARTICLE VIII

This corporation is authorized to issue only one class of shares of stock; the total number of such shares is 1,000, with which total number it shall commence business: and all of such shares are to be without par value.

ARTICLE IX

In case a stockholder desires to son his share or shares of stock, he must first offer them for sale to the remaining stockholders, it being the intention hereof to give them a preference in the purchase of the same, and any attempted sale in violation of this provision is null and void. A stockholder desiring to sell his stock shall file notice in writing of his intention with the secretary of the corporation, stating the terms of sale, and unless his terms are accepted by any or all of the other stockholders within 30 days thereafter, they shall be deemed to have waived their privilege of purchasing and he shall be at liberty to sell to anyone else.

ARTICLE X

This corporation shall consist of a Board of Directors, and of the following officers: a President, a Vice-President, and a Secretary-Treasurer. Said Board of Directors shall consist of five members, each of whom shall be the holder of at least one share of stock of this corporation in his own right as shown by the books of the company.

A director may hold more than one office and may be an officer of the corporation concurrently with his directorship tenure.

All directors of the corporation shall be elected annually by the holders of the stock of this corporation at the annual meeting hereinafter provided for and the directors shall choose and elect the officers of this corporation.

Until the first annual meeting of the stockholders of this corporation hereinafter provided for and the election and qualification of their successors, W. A. McCormick shall be President and Director, W. W. McCormick shall be Vice-President and Director, L. H. Kesler shall be Secretary-Treasurer and Director, Erma G. McCormick shall be a Director and Louise M. McCormick shall be a Director.

The term of office of the officers of this corporation shall be one year and until their successor or successors shall be elected and qualified.

Any vacancy caused by death, resignation, or removal shall be filled by the Board of Directors though less than a quorum, and any person or persons so appointed shall hold office until the next annual meeting of the stockholders of this corporation and until the election and qualification of their successor or successors.

Any officer or director may resign at any time by filing with the President a written resignation.

ARTICLE XI

Three members of the Board of Directors shall constitute a quorum and shall be authorized to transact business and exercise the corporation powers of this corporation.

The general management of this corporation shall rest with the Board of Directors of this corporation which may adopt such by-laws as they deem proper, not inconsistent with this agreement or the laws of the State of Utah, and may appoint such committees and agents for the carrying out of the work of this corporation as they deem for the best interests of the corporation and may vest such committees and agents with such powers in the management of such corporation an the Board may deem for the best interest of the corporation; the Board of Directors shall have the power and authority to prescribe the duties of the officers of the corporation, fix their salaries, and generally conduct, control, and regulate the company's business and its affairs. The Board of Directors by resolution shall have the power to sell, mortgage, or otherwise dispose of the property of this corporation without the consent, ratification, or approval of the stockholders.

ARTICLE XIII

The private property of the stockholders of this corporation shall not be liable for the debts and obligations of this corporation.

ARTICLE XIII

The annual meeting of the stockholders of this corporation for the election of directors and for the transaction of business coming on regularly before such meeting shall be held in the first week of February, 1954, at the principal place of business of the corporation, and annually thereafter at the same time and place unless otherwise provided in the by-laws of this corporation. A representation or majority of the issued out-standing stock of the corporation shall be necessary to hold such meeting.

The directors shall be elected by ballot and each holder of the stock of this corporation shall be entitled to one vote for each share of stock standing in his name upon the books of the company at the time of the meeting, provided, however, that any stockholder may vote either in person or by agent or proxy.

ARTICLE XIV

This corporation hereby takes and receives in full payment of 994 shares of the above subscribed non-par stock an assignment from W. A. McCormick and W.
W. McCormick of all their right, title and interest in and to all and every asset of every description of the Garden & Lawn Equipment Company of which company the said assignors are the solo owners.

The above assets are necessary to the business of this corporation and the fair cash value of the same is or exceeds the sum of Ten Thousand Dollars ($10,000.00).

 IN WITNESS WHEREOF, the parties hereto respectively subscribed their names this 28 day of December 1953.

                                /s/ W.A. McCormick
                                /s/ W.W. McCormick
                                /s/ L.H. Kesler
                                /s/ Erma G. McCormick
                                /s/ Louise M. McCormick


STATE OF UTAH        )
                     )SS
COUNTY OF SALT LAKE  )

W. A. McCormick, W. W. McCormick and L. H. Kesler, being each duly sworn, depose and say that they are acquainted with the assets mentioned in Article XIV of the foregoing Articles of Incorporation, transferred to and accepted by this corporation in full payment of 994 shares of its stock: that in their judgment said properties and interests are reasonably worth the amount in cash for which they wore accepted by the corporation, to-wit, the sum of Ten Thousand Dollars ($10,000.00).

                                /s/ W.A. McCormick
                                /s/ W.W. McCormick
                                /s/ L.H. Kesler

 Subscribed and sworn to before me this 28th day of December,1953,

                              /s/ signature illegible
                                  Notary Public
                                  Residing in Salt Lake City, Utah

My commission expires  Jan.  3 1956

State OF UTAH         )
                      )
COUNTY Of SALT LAKE   )

W. A. McCormick, W. W. McCormick and L. H. Kesler being first duly sworn on his oath and not one for the other, deposes and says: That he is one of the incorporators named in and who subscribed the foregoing Articles of Incorporation of the Garden & Lawn Equipment Company; that it is bona fide their intention to commence and carry on the business mentioned in the said Articles of Incorporation, and that the affiants verily believe that each party to the Articles of Incorporation has paid or is able to and will pay the amount of stock subscribed for by him; and that at least ten percent of the stock subscribed by each stockholder and not less than ten percent of the total stock of the company has been paid in.

Subscribed and sworn to
before this 28 day
of December, 1953

 /s/ Signature illegible
Notary Public
residing in Salt Lake City, Utah
My commission expires$ Jan 3, 1956